Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of LCNB Corp. (the “Company”) on Form S-4 of our report dated March 8, 2017, on our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 8, 2017, on our audit of the internal control over financial reporting of the Company as of December 31, 2016, which report is included in such Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD LLP

Cincinnati, Ohio

February 21, 2018